SECOND AMENDED AND RESTATED

ADVISORY AGREEMENT

BETWEEN

WINTHROP REALTY TRUST,
WRT REALTY, L.P.

AND

FUR ADVISORS LLC

Dated as of March 5, 2009

SECOND AMENDED AND RESTATED ADVISORY AGREEMENT

THIS AGREEMENT, made as of March 5, 2009, among WINTHROP REALTY TRUST, an Ohio business trust corporation (the “Trust”), WRT REALTY, L.P., a Delaware limited partnership (the “Operating Partnership”, and together with the Trust, the “Company”), and FUR ADVISORS LLC (the “Advisor”).

WHEREAS, pursuant to that certain Amended and Restated Advisory Agreement, dated as of November 26, 2005, between the Trust and the Advisor, (as amended, the “Original Agreement”), the Advisor has been retained to provide, among other things, certain asset management, investor relations and accounting services to the Trust;

WHEREAS, the Operating Partnership holds substantially all of the Trust’s assets;

WHEREAS, the Trust and the Advisor desire to amend and restate the Original Agreement to, among other things, add the Operating Partnership as a party and amend the Base Fee payable to the Advisor.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, it is agreed as follows:

ARTICLE I

RETENTION OF ADVISOR

Subject to the terms and conditions hereinafter set forth, the Company hereby retains the Advisor to undertake the duties and responsibilities hereinafter set forth.  By its execution and delivery of this Agreement, the Advisor represents and warrants that (i) it is duly organized, validly existing, in good standing under the laws of the state of Delaware and has all requisite power and authority to enter into and perform its obligations under this Agreement and (ii) the person signing this Agreement for the Advisor is duly authorized to execute this Agreement on the Advisor’s behalf.

ARTICLE II

RESPONSIBILITIES OF ADVISOR

2.1   General Responsibility.   Subject to the supervision of the Board, the Advisor shall:

(i)  serve as the Company’s investment and financial advisor and recommend changes in the Company’s investment policies, when appropriate;

(ii)  investigate and evaluate investment opportunities and recommend them to the Board;

(iii)  administer the day-to-day operations of the Company;

(iv)  investigate, select and conduct relations and enter into appropriate contracts on behalf of the Company with other individuals, corporations and entities in furtherance of the investment activities of the Company;

(v)  acquire and dispose of investments and funds of the Company, handle, prosecute and settle any claims of the Company and handle, defend and settle claims against the Company;

(vi)  invest and reinvest any money of the Company;

(vii)  negotiate, as appropriate, on behalf of the Company with investment banking firms, banks and other institutions or investors for public or private sales of securities of the Company or for other financing on behalf of the Company;

(viii)  conduct relations on behalf of the Trust with the Trust’s beneficiaries and the Operating Partnership with the Operating Partnership’s partners and with securities exchanges and dealers making markets in the Trust’s or the Operating Partnership’s securities;

(ix)  establish one or more bank accounts in the name of the Company and deposit into and disburse from such accounts any moneys on behalf of the Company, provided that no funds in any such account shall be commingled with funds of the Advisor, and the Advisor shall as requested by the Board render appropriate accountings of such deposits and payments to the Board;

(x)  administer such day-to-day bookkeeping and accounting functions as are required for the proper management of the assets of the Company and prepare or cause to be prepared such reports (other than the preparation and filing of tax returns) as may be required by any governmental authority in connection with the ordinary conduct of the Company’s business, including without limitation, periodic reports, returns or statements required under the Securities Exchange Act of 1934, as amended, the Internal Revenue Code of 1986, as amended (the “Code”), the securities and tax statutes of any jurisdiction in which the Company is obligated to file reports or the rules and regulations promulgated under any of the foregoing;

(xi)  from time to time, enter into Property Management Agreements and Construction Management Agreements (each as defined below), upon terms set forth in Article 4.2 of this Agreement, in consultation with the Board;

(xii)  from time to time, or at any time requested by the Board, make reports to the Board of its performance of the foregoing services; and

(xiii)  cause the Company to obtain insurance covering such risks, with such insurers and on such terms as the Company may reasonably determine.

2.2   Authority.  The Advisor shall have full discretion and authority pursuant to this Agreement to perform the duties and services specified in Section 2.1 hereof in such manner as the Advisor reasonably considers appropriate subject to the terms and restrictions contained in the organizational documents of the Trust or the Operating Partnership, as amended from time to time.  In furtherance of the foregoing, the Company hereby designates and appoints the Advisor or its designee as the agent and attorney-in-fact of the Company, with full power and authority and without further approval of the Company, for purposes of accomplishing on its behalf any of the foregoing matters or any matters which are properly the subject matter of this Agreement.  The Advisor may execute, in the name and on behalf of the Company and its affiliates all such documents and take all such other actions which the Advisor reasonably considers necessary or advisable to carry out its duties hereunder.

ARTICLE III

INDEMNIFICATION

3.1    Indemnity.  (a) The Company shall indemnify and hold harmless the Advisor, and its members, officers, affiliates, agents and employees, from and against any and all liability, claims, demands, expenses and fees, fines, suits, losses and causes of action of any and every kind or nature arising from or in any way connected with the performance by the Advisor of its obligations under this Agreement, other than any liability, claim, demand, expense, fee, suit, loss or cause of action arising from or in any way connected with (i) any acts of the Advisor, or its members, officers, affiliates, agents or employees, outside the scope of the authority of the Advisor under this Agreement unless such person acted in good faith and reasonably believed that his conduct was within the scope of authority of the Advisor under this Agreement, or (ii) the gross negligence, willful misconduct or material breach of this Agreement or the violation of applicable laws by the Advisor, its members, officers, affiliates, agents or employees.  In addition, Advisor shall be named as an additional insured on all policies of insurance maintained by the Company including, without limitation, the Commercial General Liability, Comprehensive Automobile Liability, Umbrella and Excess Liability Insurance policy.  Certificates of Insurance evidencing compliance with the provisions of the immediately preceding sentence shall be furnished to the Advisor on request.

(b) The Advisor shall indemnify and hold harmless the Trust, the Operating Partnership and their respective Trustees, officers, partners, affiliates, agents and employees, from and against any and all liability, claims, demands, expenses and fees, fines, suits, losses and causes of action of any and every kind or nature arising from third party actions and connected with the performance by the Advisor of its obligations under this Agreement to the extent caused by (i) any acts of the Advisor, or its members, officers, affiliates, agents or employees, outside the scope of the authority of the Advisor under this Agreement unless such person acted in good faith and reasonably believed that his conduct was within the scope of authority of the Advisor under this Agreement, or (ii) the gross negligence, willful misconduct or material breach of this Agreement or the violation of applicable laws by the Advisor, its members, officers, affiliates, agents or employees.

3.2    Additional Costs; Survival.  The obligation to indemnify set forth in Section 3.1 above shall include the payment of reasonable attorneys’ fees and investigation costs, as well as other reasonable costs and expenses incurred by the indemnified party in connection with any such claim.  At the option of, and upon receipt of notice from, the indemnified party, the indemnifying party shall promptly and diligently defend any such claim, demand, action or proceeding.  The provisions of Sections 3.1 and 3.2 hereof shall survive the expiration or earlier termination of this Agreement.

ARTICLE IV

COMPENSATION

The Advisor agrees to accept from the Company, the compensation set forth in this Article IV as full and complete consideration for all services to be rendered by the Advisor pursuant to this Agreement.  Except as hereinafter provided, neither the Advisor nor any of its affiliates shall be entitled to receive any other fees or compensation relating to the Company or its properties, including but not limited to leasing commissions, acquisition fees, disposition fees or loan fees.

4.1    Annual Asset Management Fee.  The Advisor shall be entitled to receive an asset management fee, which shall be payable in arrears on a quarterly basis, equal to the amount by which (i) the Base Fee, exceeds (ii) an amount equal to 50% of any amounts received by WRP Sub-Management LLC in connection with its providing accounting and other non-loan origination and loan acquisition services for the benefit of Concord Debt Holdings LLC and its subsidiaries.  If the amount determined for a calendar quarter pursuant to clause (ii) of the foregoing sentence exceeds the amount determined for such calendar quarter pursuant to clause (i) of the foregoing sentence, such excess amount, together with interest at a rate of 6% per annum shall be applied against future amounts due under this Section 4.1 and, if such excess amount is not fully applied against future amounts within eight calendar quarters, such amount then remaining shall be paid by the Advisor to FUR within 30 days of such determination.  The following terms have the following meanings:

“Base Fee” – means an amount equal to (i) $561,000, which represents 1.5% of the issuance price of the Trust’s Series B-1 Cumulative Convertible Redeemable Preferred Shares outstanding at the date hereof plus (ii) 1.5% of the Issuance Price of the issued and outstanding Equity Securities of the Trust and the Operating Partnership plus (iii) .25% of any equity contribution by a third party to a joint venture managed by the Trust or the Operating Partnership, in each case pro rated to the extent that an equity security was not issued for the entire quarterly period.

“Common Shares” – means common shares of beneficial interest of the Trust.

“Equity Securities” – means Common Shares, convertible preferred shares, convertible debt, perpetual preferred shares which do not require dividend payments and, in the case of the Operating Partnership limited partnership interests issued to a Person other than the Trust or its subsidiary but shall not include the Trust’s Series B-1 Cumulative Convertible Redeemable Preferred Shares.

“Issuance Price” – means, with respect to future issuances, the issuance price of the Equity Security (other than Common Shares issued in connection with the conversion of the Series B-1 Cumulative Convertible Redeemable Preferred Shares for which no value will be attributed) after deducting any underwriting discounts and commissions and other expenses and costs relating to the issuance, and with respect to the Trust’s existing outstanding Equity Securities as of the date hereof, as follows:

Common Shares - $11.00 per Common Shares (the “$11.00 Common Shares”).

The Issuance Price will be modified accordingly in the event of stock splits and, in the event of a Common Share repurchase, the shares repurchased will be allocated proportionally among the $11.00 Common Shares and all future issuances of Common Shares.

4.2    Property and Construction Management Fees.    (a)  The Company may, from time to time, enter into separate property management agreements (the “Property Management Agreements”) with third parties, the Advisor or an affiliate of the Advisor for each Company property, pursuant to which the Advisor or its affiliate shall be entitled to receive fees for property management services at a rate for each property that does not exceed a commercially reasonable rate for performing such services for comparable properties in the same geographic location taking into account that the Advisor will not be performing leasing services or receiving leasing commissions.  The proposed rates shall be submitted for approval by a majority of the independent trustees on the Board.  Such Property Management Agreements may be terminated in the same manner as proscribed in Section 6.2 of this Agreement and shall contain commercially reasonable and customary terms for such arrangements.

(b)   The Company may, from time to time, enter into construction management agreements (the “Construction Management Agreements”) with third parties, the Advisor or an affiliate of the Advisor with respect to Company properties, pursuant to which the Advisor or its affiliate shall be entitled to receive fees for construction management services at a rate that does not exceed a commercially reasonable rate for performing such services for comparable properties in the same geographic location.  The proposed rates shall be submitted for approval by a majority of the independent trustees on the Board.  Such Construction Management Agreements may be terminated in the same manner as proscribed in Section 6.2 of this Agreement and shall contain commercially reasonable and customary terms for such arrangements.

4.3    [intentionally omitted]

4.4    Incentive Fee.  (a)  As additional compensation for its services hereunder, the Advisor shall be paid a fee (the “Incentive Fee”), at the times and pursuant to the procedures set forth below, equal to twenty percent (20%) of Excess Share Distributions.

(b) Definitions as used herein:

(i)           “Distributions” means all distributions made after the date hereof in respect of Common Shares, including distributions of cash, debt obligations and the fair market value of other property and the fair market value of any consideration received in exchange for Common Shares by reason of a merger or consolidation with a third party entity or other similar transaction.  In the event of a merger, consolidation or other similar business combination transaction, the Advisor will receive a credit toward the Distribution amount equal to the fair market value of the consideration received by holders of Common Shares received in exchange for their Common Shares, including, but not limited to, the fair market value ascribed in the transaction to stock, preferred stock, debt instruments, cash, warrants, options, etc., received by the holders of Common Shares.  Except as otherwise provided herein, "fair market value" shall be determined by the Board in good faith; provided, however, that if the Advisor disagrees in good faith with such determination, then the Advisor shall be entitled to seek arbitration in accordance with Section 7.4 herein with respect to this issue.

(ii)           “Excess Share Distributions” means the aggregate of all Distributions after the date hereof in respect of all Common Shares which exceed the Hurdle as of the date of calculation.

(iii)           “Hurdle” means (x) $375,114,811, increased by the net issuance price of all Common Shares issued after the date hereof (including the conversion price of any securities actually converted into Common Shares) and decreased by the redemption price of all Common Shares redeemed after the date hereof, plus (y) a return on the amount set forth in (x) above, as adjusted, equal to 7% per annum compounded annually taking into account the timing of any such adjustments.

(c)           Time of Payment.  The Incentive Fee shall be paid to the Advisor from time to time, as, when and if Excess Share Distributions are made to shareholders of the Trust. The Incentive Fee shall be deemed earned on the first date that Excess Share Distributions are made and shall not be subject to any claw-back, refund or offset for any reason, including as a result of an increase in the amount of the Hurdle from time to time.  The amount of each payment of the Incentive Fee shall equal the entire Incentive Fee computed pursuant to Section 4.4(a), less the amount thereof which has theretofore been paid to the Advisor.

4.5    Joint Investment Fees.  In the event that the Company and the Advisor or an affiliate of the Advisor make a joint investment as permitted by the Stock Purchase Agreement, then the Advisor agrees to share with the Company, in proportion to their respective investments, the amount of any fee or promoted interest payable to the Advisor or its affiliate by a third party in connection with entering into or structuring the transaction.

4.6           Other Services.  Other than as specifically provided in this Agreement, or as approved in writing by a majority of independent Trustees of the Board, the Advisor shall not be compensated by the Company for services rendered to the Company.  The Advisor shall disclose to the Board the terms of any sub-contracting arrangement entered into by the Advisor with third parties with respect to the services to be provided by the Advisor hereunder.

ARTICLE V

COMPANY EXPENSES

5.1    Expenses Paid by Advisor.  Without regard to the amount of compensation received hereunder by the Advisor, the Advisor shall bear the following expenses of the Company:

(a) All direct and indirect remuneration and all other employment expenses of employees of the Advisor, including but not limited to, salaries, wages, payroll taxes and the costs of employee benefit plans, and fees, if any, paid to members of the Board who are employed by the Advisor;

(b) rent, telephone, utilities, office furniture, equipment and machinery and other office expenses of the Advisor and the Company; and

(c) administrative expenses relating to performance by the Advisor of its duties hereunder other than payments to third parties as provided in Section 5.2.

5.2    Expenses paid by the Company.  The following expenses relating to the operation and management of the Company shall be paid by the Company:

(a) Underwriting, brokerage, listing, reporting, registration and other fees, and printing, engraving and other expenses and taxes incurred in connection with the issuance, distribution, transfer, trading, registration and securities exchange or quotation system listing of the Company’s securities;

(b) Fees and expenses paid to members of the Board who are not affiliated with the Advisor, independent advisors, consultants and other agents employed by or on behalf of the Company;

(c)  The cost of borrowed money;

(d)  Third party expenses directly connected with the acquisition, disposition, ownership and operation of real estate interests or other property (including the costs of foreclosure, insurance premiums, legal services, brokerage and sales commissions, taxes and assessments on real property and all other taxes, utilities, maintenance, repair and improvement of property and expenses for which reimbursement or payment by the Company is provided for under the Property Management Agreements);

(e)   Third party expenses connected with payments of dividends or interest or distributions in cash or any other form made to beneficiaries of the Company;

(f)   All third party expenses connected with communications to the beneficiaries of the Company including with the proxy solicitation materials and reports to holders of the Trust’s beneficial interests and the Operating Partnership’s limited partners;

(g)  Transfer agent’s, registrar’s and indenture trustee’s fees and charges;

(h)  Legal, investment banking~~,~~ and external accounting, auditing and tax return preparation fees and expenses;

(i)    Directors and officers liability insurance costs;

(j)    All expenses in connection with the beneficiaries’ meetings;

(k)   All expenses relating to membership of the Company in any trade or similar association.

ARTICLE VI

TERM OF AGREEMENT; TERMINATION

6.1    Term.  This Agreement shall become effective on the date hereof, except that the provisions of Section 4.1 hereof shall be effective for the quarter ended March 31, 2009 and thereafter, and shall continue in force for a period expiring December 31, 2009 and thereafter shall be automatically renewed for successive one-year periods unless terminated in accordance with the provisions of this Agreement.

6.2    Right of Termination.   (a)  Notwithstanding anything to the contrary contained in this Agreement, (i) the Company may terminate this Agreement with or without cause upon sixty (60) days' prior written notice to the Advisor and (ii) the Advisor may terminate this Agreement with or without cause upon one hundred and twenty (120) days’ prior written notice to the Company.  In addition, this Agreement may be terminated by the Company at any time for “cause”, defined as (i) the Advisor’s continuous and intentional failure to perform its duties under this Agreement after written notice from the Company to the Advisor of such non-performance; (ii) intentional misconduct by the Advisor which is materially injurious to the Company, monetarily or otherwise; or (iii) the material breach by the Advisor of any of the material terms or conditions of this Agreement.

(b)  The Advisor shall have the continuing right, but not the obligation, to immediately terminate this Agreement from and after the date that the Exclusivity Agreement (as defined in the Stock Purchase Agreement) or the Covenant Agreement (as defined in the Stock Purchase Agreement) is, without the prior written consent of FUR, terminated by the Company or voided, in each case in whole or material part.

6.3    Termination Fee.   (a)  Upon termination of this Agreement in accordance with Section 6.1 or 6.2 above, the Company will be obligated to pay the Advisor a termination fee equal to 20% of the difference between (x) the Deemed Excess Share Distributions less (y) the amount of Incentive Fees which have theretofore been paid to the Advisor in accordance with Section 4.4(a) hereto.

(b)  Definitions as used herein:

(i)   “Deemed Excess Share Distributions” means the difference between (A) the aggregate of all Distributions in respect of all Common Shares plus the Net Asset Amount (as defined below) and (B) the Hurdle, as of the date of termination..

(ii)   “Net Asset Amount” means the difference between (x) the gross assets of the Company as of the date of termination less (y) the total liabilities of the Company as of the date of termination (including any amounts necessary to satisfy obligations due to holders of preferred shares of the Company as liabilities), as determined by an appraisal to be conducted by a nationally recognized appraisal firm mutually agreed upon by the Company and the Advisor.  If the Company and the Advisor are unable to agree upon an appraisal firm, then each of the Company and the Advisor is to choose an independent appraisal firm to conduct an appraisal.  In such event, (i) if the appraisals prepared by the two appraisers so selected are the same or differ by an amount that does not exceed 20% of the higher of the two appraisals, the Net Asset Amount is to be deemed to be the average of the appraisals, as prepared by each party’s chosen appraiser, and (ii) if these two appraisals differ by more than 20% of such higher amount, the two appraisers together are to select a third appraisal firm to conduct an appraisal.  If the two appraisers are unable to agree on the identity of such third appraiser, either of the Advisor and the Company may request that the American Arbitration Association (“AAA”) select the third appraiser.  The Net Asset Amount then is to be the amount determined by such third appraiser, but in no event less then the lower of the two initial appraisals or more than the higher of such two initial appraisals.  Each party shall pay the costs of the appraisals chosen by it, and each party shall pay one half of the costs of the third appraiser.  Any appraisal hereunder shall be performed no later than 45 days following selection of the appraiser or appraisers.

(c)           In the event that this Agreement shall have been terminated by the Company for cause, the Company shall have the right to offset any direct damages to the Company caused by the actions giving rise to such termination for cause against the fee otherwise payable under this Section 6.3.

6.4    Continued Responsibility.  Notwithstanding termination of this Agreement as provided above, the Advisor agrees to use its best efforts in the performance of its duties under this Agreement until the effective date of the termination of this Agreement.

6.5    Responsibilities upon Termination.  Upon termination of this Agreement, the Advisor shall forthwith deliver the following to the Company, as applicable, on the effective date of termination:

(a)  A final accounting reflecting the balance of funds held on behalf of the Company as of the date of termination; and

(b)  All files, records, documents and other property of any kind relating to the Company, including, but not limited to, computer records, contracts, leases, warranties, bank statements, rent rolls, employment records, plans and specifications, inventories, correspondence, tenant records, receipts, paid and unpaid bills or invoices, maintenance records.

(c)           Agreements to terminate all property management, construction management and other agreements with affiliates of the Advisor and third parties retained on a subcontracting basis by the Advisor, in each case, with respect to the services to be provided by the Advisor hereunder.

ARTICLE VII

MISCELLANEOUS PROVISIONS

7.1    Notice.  Any notice required or permitted under this Agreement shall be in writing and shall be given by being delivered to the following addresses or fax numbers of the parties hereto:

To the Company:	Winthrop Realty Trust
7 Bulfinch Place
Suite 500, P.O. Box 9507
Boston, Massachusetts 02114
Telephone No.: (617) 570-4600
Telecopier No.: (617) 742-4643
Attention: Chair of the Compensation Committee

To the Advisor:	FUR Advisors LLC
Two Jericho Plaza
Wing A, Suite 111
Jericho, New York 11753
Telephone No.: (516) 822-0022
Telecopier No.: (516) 433-2777
Attention: Michael L. Ashner

or to such other address or fax number as may be specified from time to time by such party in writing.

7.2    Entire Agreement; Amendment.  This Agreement contains the entire agreement of the parties hereto with respect to the subject matter hereof.  This Agreement shall not be amended or modified in any respect unless agreed to in writing by the Company and the Advisor.

7.3    Governing Law.  This Agreement shall be construed, interpreted and applied in accordance with, and shall be governed by, the laws of the State of New York without reference to principles of conflicts of law.

7.4    Arbitration.  Any dispute or controversy between the Advisor or any of its employees and the Company or any of its affiliates arising in connection with this Agreement, any amendment thereof, or the breach thereof shall be determined and settled by arbitration in New York, New York, by a panel of three arbitrators in accordance with the rules of the American Arbitration Association.  Any award rendered therein shall be final and binding upon the Company, its affiliates and the Advisor and their respective legal representatives and judgment may be entered in any court having jurisdiction thereof. The expenses of such arbitration shall be paid by the party against whom the award shall be entered, unless otherwise directed by the arbitrators.

7.5    Assignment.  This Agreement may not be assigned by any party hereto without the prior written consent of the other parties hereto; provided, however, that the Advisor shall be permitted to assign this Agreement or any of its rights hereunder, and delegate any and all of its responsibilities and obligations hereunder, to any of its affiliates without the consent of the other parties hereto.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

WINTHROP REALTY TRUST

By:
Carolyn Tiffany
President

WRT REALTY, L.P.

By:	Winthrop Realty Trust
General Partner

By:
Carolyn Tiffany
President

FUR ADVISORS LLC

By:	FUR Holdings LLC
Member

	By:	WEM-FUR Investors LLC
Managing Member

By:
Michael L. Ashner
Managing Member